                                                FILED PURSUANT TO RULE 424(b)(5)
                                                 REGISTRATION NOS. 333-55634 AND
                                                                       333-74702
PROSPECTUS SUPPLEMENT
(To Prospectus dated June 5, 2001)

                                 565,000 SHARES

                        [ATRIX LABORATORIES, INC. LOGO]

                            ATRIX LABORATORIES, INC.
                                  COMMON STOCK
                         ------------------------------

     We are offering 565,000 shares of our common stock. All of the shares of common stock offered under this prospectus supplement are being offered by us.

                         ------------------------------

     Our common stock is traded on the Nasdaq National Market under the symbol "ATRX". The last reported sale price of our common stock on the Nasdaq National Market on December 6, 2001 was $25.25 per share.

                         ------------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-1 OF THIS PROSPECTUS SUPPLEMENT.

                         ------------------------------

                                                               PER SHARE          TOTAL
                                                               ---------          -----
Offering Price........................................          $23.000        $12,995,000
Discounts and Commissions to the Underwriter..........          $ 1.495        $   844,675
Offering Proceeds to Atrix............................          $21.505        $12,150,325

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or completed. Any representation to the contrary is a criminal offense.

     We have granted the underwriter the right to purchase up to an additional 84,750 shares of common stock to cover any over-allotments. The underwriter can exercise this right at any time within thirty days after the offering. The underwriter expects to deliver the shares of common stock to investors on or about December 12, 2001.

                         BANC OF AMERICA SECURITIES LLC
                         ------------------------------
                                December 7, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Risk Factors................................................   S-1
Use of Proceeds.............................................   S-7
Underwriting................................................   S-8
Legal Matters...............................................   S-9
Experts.....................................................   S-9
Where You Can Find More Information.........................  S-10
Incorporation of Certain Information by Reference...........  S-10

                            PROSPECTUS

About this Prospectus.......................................     1
Where You Can Find More Information.........................     1
Atrix Laboratories, Inc. ...................................     2
Recent Developments.........................................     2
Risk Factors................................................     2
Use of Proceeds.............................................     3
Description of Capital Stock................................     3
Plan of Distribution........................................     9
Legal Matters...............................................    10
Experts.....................................................    10

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are accurate as of any date other than the date on the front of this prospectus supplement.

     The prospectus (including the documents incorporated by reference in the prospectus) that accompanies this prospectus supplement contains important information regarding this offering, and we urge you to read both the prospectus and this prospectus supplement in full to obtain material information concerning the shares and an investment in the shares.

     Information contained in our web site does not constitute part of this prospectus supplement or the accompanying prospectus.

     Atridox--Registered Trademark--, Atrigel--Registered Trademark--, Atrisone--Registered Trademark--, Leuprogel(TM), BEMA(TM), SMP(TM), MCA(TM) and BCP(TM) are our trademarks. This prospectus supplement also includes trademarks of other companies.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and documents incorporated by reference in this prospectus supplement contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that address, among other things, our strategy, the anticipated development of our products, our anticipated use of proceeds, our projected capital expenditures and liquidity, our development of additional revenue sources, our development and expansion in international markets, and market acceptance of our products. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus supplement.

     We use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "likely," "potential," "seek" and variations of these words and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus supplement. Except as required by law, we do not undertake any obligation to update these statements or publicly release the result of any revision to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.

                                  MARKET DATA

     Market data and forecasts used in this prospectus supplement, including, for example, estimates of growth in the biotechnology and pharmaceutical industries, have been obtained from independent industry sources. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the events described in the following risk factors occur, our business and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES.

     Since our inception, our focus has been to invest significant time and money into research and development of new and innovative products. Because of our time and financial commitments to these new products, we have operated at a loss for four of the previous five years. Furthermore, our research and development activities may result in additional operating losses for the foreseeable future. We cannot assure you that any particular product will ever be approved or achieve market penetration.

     To support our research and development of certain product candidates, we may rely on agreements with collaborators, licensors or others that provide financial and clinical support. If any of these agreements were terminated or substantially modified, we may incur additional losses. In addition, our ability to achieve profitability will depend on our ability to obtain regulatory approval and successful commercialization of our products. We cannot assure you that we will be able to achieve revenue growth or profitability.

WE MUST OBTAIN DOMESTIC AND FOREIGN REGULATORY APPROVAL OF OUR PRODUCT CANDIDATES, WHICH REQUIRES A SIGNIFICANT AMOUNT OF TIME AND MONEY.

     We must obtain approval from the United States Food and Drug Administration, or FDA, to manufacture and market pharmaceutical products in the United States. Other countries have similar requirements. The process that pharmaceutical products must undergo to get this approval includes preclinical testing and clinical trials to demonstrate safety and efficacy, and the process is expensive and time consuming.

     FDA approval can be delayed, limited or denied for many reasons, including:

     - a product candidate may be found to be unsafe or ineffective,

     - the FDA may interpret data from preclinical testing and clinical trials differently and less favorably than the way we interpret it,

     - the FDA might not approve our manufacturing processes or facilities,

     - the FDA may change its approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product to market, and

     - a product candidate may not be approved for all the indications we requested and thus our markets may be limited.

     In addition, the process of obtaining approvals in foreign countries is also subject to delay and failure for similar reasons. Any delay in, or failure to receive, approval will have a material adverse effect on our business and financial condition.

     We are also required to comply with the FDA's current Good Manufacturing Practice, or GMP, regulations. GMP regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA and must be approved before we can use them in the commercial manufacturing of our products. If we or our contract manufacturers are unable to comply with the applicable GMP requirements and other FDA regulatory requirements, our business may be harmed.

CLINICAL TRIALS ARE EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN.

     Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Some of our product candidates are in the early stage of development. We spend and will continue to spend a significant amount of financial resources conducting preclinical testing and clinical trials.

     Completion of clinical trials may take several years or more and the length of time can vary substantially. Our initiation and rate of completion of clinical trials may be delayed by many factors, including:

     - our inability to recruit patients at a sufficient rate,

     - the failure of clinical trials to demonstrate a product candidate's efficacy,

     - our inability to follow patients adequately after treatment,

     - our inability to predict unforeseen safety issues,

     - our inability to manufacture sufficient quantities of materials for clinical trials,

     - the potential for unforeseen governmental or regulatory delays,

     - lack of sufficient financial resources, and

     - inability to satisfy FDA requirements which may result in the clinical trials being repeated.

     In addition, the results from preclinical testing and early clinical trials do not always predict results of later clinical trials. A number of new drugs have shown encouraging results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. As a result of these failures, we may also be unable to find additional collaborators or to obtain additional financing. Our business and financial condition may be materially adversely affected by any delays in, or termination of, our clinical trials.

     Furthermore, to market our products outside the United States, our products are subject to additional clinical trials and approvals even though the products have been approved in the United States. To meet any additional requirements that might be imposed by foreign governments, we may incur additional costs that will inhibit our profitability. If the approvals are not obtained or will be too expensive to obtain, foreign distribution may not be feasible, which could harm our business.

OUR FUTURE PROFITABILITY DEPENDS ON THE DEVELOPMENT OF NEW PRODUCTS.

     We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions or reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these products can be sold, will require significant commitments of personnel and financial resources. Delays in the research, development, testing and approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred.

     We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at the rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. We cannot assure you that any product we are researching or developing will ever be successfully released to the market. If we fail to take a product or technology from the development stage to market on a timely basis, we may incur significant expenses without a near-term financial return.

WE RELY HEAVILY ON OUR RELATIONSHIPS WITH OUR COLLABORATORS, AND IF WE FAIL TO MAINTAIN SUCH RELATIONSHIPS, IF THE COLLABORATORS DO NOT PERFORM SATISFACTORILY OR IF DISPUTES ARISE BETWEEN US AND A COLLABORATOR, OUR BUSINESS COULD BE HARMED.

     We form strategic relationships with collaborators to help us develop, commercialize and market many of our products. Our arrangements with collaborators are critical to commercializing our products. Although some of our revenues are obtained from strategic partners' research and development payments and upon achievement of certain milestones and sales from certain of our products that we market directly, we expect that most of our future revenues will be obtained from royalty payments from sales or a percentage of profits of products licensed to our collaborators. We cannot assure you that these relationships will continue or that our collaborators will perform satisfactorily. Failure to make or maintain these arrangements or form new arrangements or a delay in a collaborator's performance could adversely affect our business and financial condition.

     Disputes may arise between us and a collaborator. Such a dispute could delay the program on which we are working with the collaborator. It could also result in expensive arbitration or litigation, which may not be resolved in our favor. In addition, our collaborators could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could, nevertheless, adversely affect us.

WE HAVE LIMITED EXPERIENCE IN SELLING AND MARKETING OUR PRODUCTS.

     We have limited experience in marketing and selling our products. To achieve commercial success for any products, we must either develop a marketing and sales force or contract with another party, including collaborators, to perform these services for us. In either case, we will be competing with companies that have experienced and well-funded marketing and sales operations. To the extent we undertake to market or co-market our own products, we will require additional expenditures and management resources. We cannot assure you that we will be successful in developing a marketing and sales force or in contracting with a third party on acceptable terms to sell our products.

IF THERE IS NO MARKET ACCEPTANCE OF OUR PRODUCTS, OUR REVENUES WILL BE REDUCED.

     Our products may not gain market acceptance among physicians, patients, third-party payors and the medical community. The degree of market acceptance of any of our products or product candidates will depend on a number of factors, including:

     - demonstration of their clinical efficacy and safety,

     - their cost-effectiveness,

     - their potential advantage over alternative existing and newly developed treatment methods,

     - the marketing and distribution support they receive, and

     - reimbursement policies of government and third-party payors.

     Our products and product candidates, if successfully developed, will compete with a number of drugs and therapies currently manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others or with products which may cost less than our products. Physicians, patients, third-party payors and the medical community may not accept or utilize our products. If our products do not achieve significant market acceptance, our business and financial condition will be materially adversely affected.

WE CONDUCT OPERATIONS IN FOREIGN COUNTRIES WHICH ARE SUBJECT TO RISKS AND OUR PLANS FOR INTERNATIONAL EXPANSION MAY NOT SUCCEED, WHICH WOULD HARM OUR REVENUES AND PROFITABILITY.

     We conduct operations in foreign countries which are subject to certain risks. In addition, one of our strategies for increasing our revenues depends on expansion into international markets. Our international operations may not succeed for a number of reasons, including:

     - difficulties in managing foreign operations,

     - fluctuations in currency exchange rates or imposition of currency exchange controls,

     - competition from local and foreign-based companies,

     - issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property,

     - unexpected changes in trading policies and regulatory requirements,

     - duties and taxation issues,

     - language and cultural differences,

     - general political and economic trends, and

     - expropriation of assets, including bank accounts, intellectual property and physical assets by foreign governments.

     Accordingly, we may not be able to successfully execute our business plan in foreign markets. If we are unable to achieve anticipated levels of revenues from our international operations, our revenues and profitability will decline.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND OURSELVES FROM INTELLECTUAL PROPERTY SUITS COULD HARM OUR COMPETITIVE POSITION AND OUR FINANCIAL PERFORMANCE.

     We rely heavily on our proprietary information in developing and manufacturing our products. We attempt to protect our intellectual property rights through patents, trade secrets and other measures. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties, including former employees or consultants of ours, may attempt to disclose, obtain or use our proprietary information or technologies. The steps we have taken may not prevent misappropriation of our proprietary information and technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Unauthorized disclosure of our proprietary information could harm our competitive position.

     Intellectual property claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are proven valid, through litigation or otherwise, we may be required to change our trademarks and pay financial damages, which could harm our profitability and financial performance.

IF WE ENGAGE IN ACQUISITIONS, WE WILL INCUR A VARIETY OF EXPENSES, AND WE MAY NOT BE ABLE TO REALIZE THE ANTICIPATED BENEFITS.

     From time to time, we engage in preliminary discussions with third parties concerning potential acquisitions of products, technologies and businesses. Although there are currently no commitments or agreements with respect to any acquisitions, in the future, we may pursue acquisitions of additional products, technologies or businesses. Acquisitions involve a number of risks, including:

     - difficulties in and costs associated with the assimilation of the operations, technologies, personnel and products of the acquired companies,

     - assumption of known or unknown liabilities or other unanticipated events or circumstances,

     - risks of entering markets in which we have limited or no experience, and

     - potential loss of key employees.

     Any of these risks could harm our ability to achieve levels of profitability of acquired operations or to realize other anticipated benefits of an acquisition.

WE MAY SEEK TO RAISE ADDITIONAL FUNDS, AND ADDITIONAL FUNDING MAY BE DILUTIVE TO STOCKHOLDERS OR IMPOSE OPERATIONAL RESTRICTIONS.

     Any additional equity financing may be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced. These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders or our common stock.

OUR FUTURE PERFORMANCE DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY
PERSONNEL.

     Our success depends in part on our ability to attract and retain highly qualified management and scientific personnel. Competition for personnel in our industry is intense. The loss of key employees or the inability to attract key employees could limit our ability to develop new products and result in lost sales and diversion of management.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

     Our research, development and manufacturing involves the controlled use of hazardous biological, chemical and radioactive materials. We are also subject to federal, state and local government regulation in the conduct of our business, including regulations on employee safety and our handling and disposal of hazardous and radioactive materials. Any new regulation or change to an existing regulation could require us to implement costly capital or operating improvements for which we have not budgeted. We cannot assure you that these regulations will remain the same or that we will be able to maintain compliance with these regulations.

OUR INDUSTRY IS CHARACTERIZED BY INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE, WHICH MAY LIMIT OUR COMMERCIAL OPPORTUNITIES, RENDER OUR PRODUCTS OBSOLETE AND REDUCE OUR REVENUES.

     The pharmaceutical and biotechnology industries are highly competitive. We face intense competition from academic institutions, government agencies, research institutions and other biotechnology and pharmaceutical companies, including other drug delivery companies. Some of these competitors are also our collaborators. These competitors are working to develop and market other drug delivery systems, vaccines, antibody therapies and other methods of preventing or reducing disease, and new small-molecule and other classes of drugs that can be used without a drug delivery system.

     Many of our competitors have much greater capital resources, manufacturing and marketing experience, research and development resources and production facilities than we do. Many of them also have much more experience than we do in preclinical testing and clinical trials of new drugs and in obtaining FDA and foreign approvals. In addition, they may succeed in obtaining patents that would make it difficult or impossible for us to compete with their products.

     Because major technological changes can happen quickly in the biotechnology and pharmaceutical industries, the development by competitors of technologically improved or different products may make our product candidates obsolete or noncompetitive.

IF THIRD-PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR THE USE OF OUR PRODUCTS, OUR REVENUES AND PROFITABILITY WILL SUFFER.

     The commercial success of our products is substantially dependent on whether third-party reimbursement is available for the use of our products by the medical profession. Medicare, Medicaid, health maintenance organizations and other third-party payors may not authorize or otherwise budget for the reimbursement of our products. In addition, they may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative proposals to reform health care or reduce government programs could result in lower prices for or rejection of our products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL COSTS.

     Our industry faces an inherent risk of product liability claims from allegations that our products resulted in adverse effects to the patient and others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. Our insurance may not provide adequate coverage against potential product liability claims or losses. In addition, we cannot assure you that our current coverage will continue to be available in the future on reasonable terms, if at all. Even if we are ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources and may create adverse publicity, all of which would impair our ability to generate sales. If we were found liable for any product liability claims in excess of our insurance coverage or outside our coverage, the cost and expense of such liability could severely damage our business and profitability.

A VARIETY OF FACTORS MAY CAUSE THE PRICE OF OUR STOCK TO BE VOLATILE.

     Our stock price may fluctuate due to a variety of factors, including:

     - announcements of developments related to our business or our competitors' businesses,

     - fluctuations in our operating results,

     - sales of our common stock in the marketplace,

     - failure to meet or changes in analysts' expectations,

     - general conditions in the biotechnology and pharmaceutical industries or the worldwide economy,

     - announcements of innovations, new products or product enhancements by us or by our competitors,

     - developments in patents or other intellectual property rights or any litigation relating to these rights, and

     - developments in our relationships with our customers, suppliers and collaborators.

     In recent years, our stock, the stock of other pharmaceutical and biotechnology companies and the stock market in general have experienced extreme price fluctuations, which have been unrelated to the operating performance of the affected companies. We cannot assure you that the market price of our common stock will not continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

WE WILL RETAIN BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT OBTAIN A SIGNIFICANT RETURN ON THE USE OF THESE PROCEEDS.

     We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management has discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. Management's allocation of the proceeds of this offering may not benefit our business and the investment of the proceeds may not yield a favorable return.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION DIFFICULT.

     Our certificate of incorporation and bylaws and anti-takeover provisions of Delaware law could make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. Our certificate of incorporation provides that our board of directors may issue, without stockholder approval, preferred stock having such voting rights, preferences and special rights as the board of directors may determine. Our certificate of incorporation and bylaws also provide for a classified board, with board members serving staggered three-year terms. In addition, we have a stockholder rights plan, which entitles existing stockholders to rights, including the right to purchase shares of preferred stock, in the event of an acquisition of 15% or more of our outstanding common stock, or an unsolicited tender offer for such shares. These provisions of Delaware law, our certificate of incorporation and bylaws, and our stockholders rights plan may make it difficult for a third party to acquire us.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 565,000 shares of common stock we are offering will be approximately $12.0 million, or approximately $13.8 million if the underwriter exercises its over-allotment option in full, based on the public offering price of $23.00 per share and after deducting underwriting discounts and commissions and our estimated offering expenses.

     We expect to use these net proceeds to broaden our technologies, supplement our product pipeline, and otherwise further our current product development efforts. We will also use funds for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary assets, technologies and businesses. We currently have no commitments or agreements with respect to any acquisitions. Pending use of the net proceeds, we plan to invest the net proceeds in short-term investment grade securities. We will have broad discretion as to the allocation and use of the net proceeds that we will receive.

                                  UNDERWRITING

     We are offering the shares of common stock described in this prospectus supplement through Banc of America Securities LLC. We have entered into an underwriting agreement with Banc of America Securities LLC as the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell all of the shares of common stock offered hereby to the underwriter.

     The underwriter initially will offer the shares to the public at the price specified on the cover page of the prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

     - receipt and acceptance of the common stock by the underwriter, and

     - the right to reject orders in whole or in part.

     We have granted the underwriter an option to buy up to 84,750 additional shares of common stock. These additional shares would cover sales of shares by the underwriter that exceed 565,000 shares. The underwriter may exercise this option at any time within 30 days after the date of the prospectus supplement.

     The following table shows the per share and total underwriting discounts and commissions to be paid by Atrix to the underwriter. These amounts are shown assuming no exercise and full exercise of the underwriter's option to purchase additional shares:

                                                              PAID BY ATRIX
                                                       ---------------------------
                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share underwriting discounts and commissions.....   $  1.495       $  1.495
Total underwriting discounts and commissions.........   $844,675       $971,376

     The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $125,000 and will be paid by us. Expenses of the offering, exclusive of the underwriting discounts and commissions, include printing expenses, transfer agent fees and other miscellaneous fees.

     We, our executive officers and our directors have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions, we may not issue any new shares of common stock, and our executive officers and directors may not offer, sell, contract to sell or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock. These restrictions will be in effect for a period of 90 days after the date of the prospectus supplement. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements. Elan International Services, Ltd., MediGene AG, Pfizer Inc. and Sanofi-Synthelabo Inc. are subject to lock-up restrictions pursuant to their respective stock purchase agreements with us. Under these agreements, they may not offer, sell, contract to sell or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of our common stock for the periods set forth in the agreements. These restrictions will be in effect for at least 90 days after the date of the prospectus supplement.

     We will indemnify the underwriter against some liabilities, including some liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.

     In connection with the offering, the underwriter may purchase and sell common stock in the open market. These transactions may include:

     - short sales,

     - stabilizing transactions, and

     - purchases to cover positions created by short sales.

     Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriter may also impose a penalty bid. This means that if the underwriter purchases shares in the open market in stabilizing transactions or to cover short sales, the underwriter can require the dealer that sold those shares as part of the offering to repay the commissions received by them.

     The underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the common stock, including:

     - over-allotment,

     - stabilization,

     - syndicate covering transactions, and

     - imposition of penalty bids.

     As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     In connection with the offering, the underwriter and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M during the business day before the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, the bid must then be lowered when purchase limits are exceeded.

     The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In that case, prospective investors may view offering terms and a prospectus online and may place orders online or through their financial advisors.

     The underwriter or its affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for us, including commercial banking, financial advisory and investment banking services, in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by us hereby will be passed upon for us by Morrison & Foerster LLP, Denver, Colorado. Certain legal matters will be passed upon for the underwriter by Cahill Gordon & Reindel, New York, New York. As of the date of this prospectus supplement, members of Morrison & Foerster LLP beneficially owned 2,657 shares of our common stock and held options to acquire an additional 28,700 shares of our common stock. Warren
L. Troupe, one of our directors, is a partner at Morrison & Foerster LLP.

                                    EXPERTS

     The consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years ended December 31, 2000, incorporated by reference in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, incorporated by reference herein (which reports express an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and have been so incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Transmucosal Technologies, Ltd. incorporated by reference in this prospectus supplement from our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC a registration statement on Form S-3 to register the shares of common stock being offered in the prospectus supplement and the accompanying prospectus. This prospectus supplement does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered by this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits and our other SEC filings. You can read and copy the registration statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. You can obtain copies from the public reference rooms of the SEC upon payment of various fees. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's website at http://www.sec.gov. Our common stock is quoted on the Nasdaq National Market System under the symbol "ATRX."

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus supplement and the accompanying prospectus, which means that information included in these documents is considered part of this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of the prospectus supplement and the accompanying prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus supplement and the accompany prospectus do not include all the information in the registration statement and documents incorporated by reference. You should refer to the documents and to the exhibits to the registration statement for a more complete understanding of the matter involved. We hereby incorporate by reference the documents listed below and any future filings made with the SEC prior to the termination of the offering under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          1. Our Annual Report on Form 10-K for the year ended December 31, 2000, and Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-18231).

          2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 (File No. 0-18231).

          3. Our Current Report on Form 8-K dated November 16, 2001, filed with the SEC on November 27, 2001 (File No. 0-18231).

          4. Our Current Report on Form 8-K dated October 15, 2001, filed with the SEC on October 17, 2001 (File No. 0-18231).

          5. Our Current Report on Form 8-K dated August 24, 2001, filed with the SEC on August 27, 2001 (File No. 0-18231).

          6. Our Current Report on Form 8-K dated August 8, 2001, filed with the SEC on August 10, 2001 (File No. 0-18231).

          7. Our Current Report on Form 8-K dated April 4, 2001, filed with the SEC on June 20, 2001 (File No. 0-18231).

          8. Our Current Report on Form 8-K dated April 20, 2001, filed with the SEC on April 24, 2001 (File No. 0-18231).

          9. Our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on February 23, 2001 (File No. 0-18231).

          10. Our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on January 9, 2001 (File No. 0-18231).

          11. Our Proxy Statement dated April 4, 2001, filed in connection with our May 7, 2001 Annual Meeting of Stockholders.

          12. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 12, 1990, including any amendments or reports filed with the SEC for the purpose of updating such description.

          13. The description of our Series A Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 1998, as amended by Amendment No. 1 thereto on Form 8-A/A, filed with the SEC on November 27, 2001, and any amendments or reports filed with the SEC for the purpose of updating such description.

     We will furnish you without charge, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to our Corporate Secretary, Atrix Laboratories, Inc., 2579 Midpoint Drive, Fort Collins, Colorado 80524, telephone number (970) 482-5868.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will sell the offered securities only in states where the offer or sale is permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or incorporated by reference is accurate only as of the date on the front of these documents. Our business and financial condition may have changed since that date.

Prospectus

                                4,000,000 SHARES

                        [ATRIX LABORATORIES, INC. LOGO]

                            ATRIX LABORATORIES, INC.

                                  COMMON STOCK
                         ------------------------------

     We may from time to time offer and sell up to 4,000,000 shares of our common stock, par value $0.001 per share. We may offer these shares in one or more offerings in amounts, at prices and on terms determined at the time of the offering. The specific terms will be contained in one or more supplements to this prospectus. Read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is quoted on the Nasdaq National Market under the symbol "ATRX."

                         ------------------------------

     INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN PROSPECTUS SUPPLEMENTS RELATING TO SPECIFIC OFFERINGS AND IN OTHER INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISK FACTORS" ON PAGE 2.

                         ------------------------------

     Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  June 5, 2001

                               TABLE OF CONTENTS

About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Atrix Laboratories, Inc. ...................................    2
Recent Developments.........................................    2
Risk Factors................................................    2
Use of Proceeds.............................................    3
Description of Capital Stock................................    3
Plan of Distribution........................................    9
Legal Matters...............................................   10
Experts.....................................................   10

                             ---------------------

     You should only rely on the information contained or incorporated by reference in this prospectus and in the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell up to 4,000,000 shares of our common stock from time to time in one or more offerings. This prospectus only provides you with a general description of the common stock we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered, including the amount, the price and the terms determined at the time of the offering. The prospectus supplement will also contain, with respect to the offering, the name of any underwriters, dealers or agents, the compensation to any underwriters and the net proceeds to us. The prospectus supplement may also add to, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with additional information described under the heading "Where You Can Find More Information."

     We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the terms of the offering.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at the following addresses:

  450 Fifth Street, N.W.      Seven World Trade Center      500 West Madison Street
         Room 1024                   13th Floor                   Suite 1400
   Washington, DC 20549       New York, New York 10048      Chicago, Illinois 60661

     Please call the SEC at 1-800-SEC-0330 for more information about their public reference rooms and their copy charges. Our SEC filings and other information concerning us are also available at The National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

     We are incorporating by reference the following documents that we have previously filed with the SEC:

          1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 14, 2001, and Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on May 31, 2001,

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on April 26, 2001,

          3. Our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on January 9, 2001,

          4. Our Current Report on Form 8-K dated December 29, 2000, filed with the SEC on February 23, 2001,

          5. Our Current Report on Form 8-K dated April 20, 2001, filed with the SEC on April 24, 2001,

          6. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 12, 1990, including any amendments or reports filed with the SEC for the purpose of updating such description, and

          7. The description of our Series A Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 1998, including any amendments or reports filed with the SEC for the purpose of updating such description.

     We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. In no event, however, will any of the information that we disclose under Item 9 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise be included in, this prospectus.

     You may obtain a copy of any of the documents referred to above, including exhibits specifically incorporated by reference in those documents, without charge by written or oral request directed to Atrix Laboratories, Inc.,
Attention: Corporate Secretary, 2579 Midpoint Drive, Fort Collins, Colorado 80525, telephone number (970) 482-5868 and facsimile number (970) 482-1152. We maintain a web site at www.atrixlabs.com. The reference to our web site does not constitute incorporation by reference of the information contained at the site.

                            ATRIX LABORATORIES, INC.

     We were formed in August 1986 as a Delaware corporation. In November 1998, we acquired ViroTex Corporation through the merger of our wholly owned subsidiary, Atrix Acquisition Corporation, with and into ViroTex. In June 1999, we organized our wholly owned registered subsidiary Atrix Laboratories Limited, which is based in London, England. In February 2000, we organized our wholly owned registered subsidiary Atrix Laboratories GmbH, which is based in Frankfurt, Germany, to conduct our European operations. In June 2000, we entered into a research joint venture, Transmucosal Technologies Ltd. with Elan International Services, Ltd., a wholly owned subsidiary of Elan Corporation, plc.

     We are an emerging specialty pharmaceutical company focused on advanced drug delivery. With five patented drug delivery technologies, we are currently developing a diverse portfolio of products, including proprietary oncology, pain management and dermatology products. We also partner with large pharmaceutical and biotechnology companies to apply our proprietary technologies to new chemical entities or to extend the patent life of existing products.

     Unless the context indicates otherwise, the terms "we," "our," "us" and "Atrix" are used in this prospectus for purposes of convenience and are intended to refer to Atrix Laboratories, Inc. and its subsidiaries. Our principal executive offices are located at 2579 Midpoint Drive, Fort Collins, Colorado, our telephone number is (970) 482-5868, and our facsimile number is (970) 482-1152.

                              RECENT DEVELOPMENTS

     Please see the applicable prospectus supplement and our recent public filings for recent developments.

                                  RISK FACTORS

     You should carefully consider the risks involved before you invest in our securities. These risks include, but are not limited to, any risks that may be described in other filings we make with the SEC and in the prospectus supplements relating to specific offerings of securities.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the net proceeds we receive from the sale of the common stock offered by this prospectus will be used for general corporate purposes, which may include:

     - funding the development and growth of our product offerings and business,

     - repaying indebtedness that we may incur from time to time,

     - financing potential acquisitions of complementary businesses, assets and technologies that we may consider from time to time, and

     - general working capital.

     Pending these uses, we may temporarily use the net proceeds to make short-term investments or reduce short-term borrowings.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a general description of our capital stock. The terms of our certificate of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

AUTHORIZED CAPITAL STOCK

     As of the date of this prospectus, we are authorized to issue a total of 50,000,000 shares of our capital stock. Each share has a par value of $.001 per share. Of the authorized amount, 45,000,000 of the shares are common stock and 5,000,000 are shares of preferred stock.

     Our Board of Directors may, without further action by our stockholders, issue a series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued by us. Of the 5,000,000 authorized shares of preferred stock, 200,000 shares have been designated as Series A Preferred Stock, and 20,000 shares have been designated as Series A Convertible Exchangeable Preferred Stock.

     As of May 31, 2001, there were 15,165,839 shares of common stock issued and outstanding. As of such date, no shares of Series A Preferred were issued or outstanding, and 12,015 shares of Series A Convertible Exchangeable Preferred were issued and outstanding.

COMMON STOCK

     General. Each share of our common stock has identical rights and privileges in every respect. Holders of our common stock do not have any preferences or any preemptive, conversion or exchange rights. All of our outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the Nasdaq National Market under the symbol "ATRX."

     Voting Rights. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. Our certificate of incorporation provides for cumulative voting for the election of directors on or after the date on which we become aware that any stockholder has become the beneficial owner, directly or indirectly, of 30% or more of our outstanding shares of capital stock entitled to vote generally in the election of directors. Our certificate of incorporation also provides that our Board of Directors consists of three classes. The members of each class serve three-year staggered terms with one class elected at each annual meeting of stockholders.

     Dividends. Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, or the restrictions set forth in any applicable indentures, the holders of common stock are entitled to participate equally in dividends, payable in cash, stock or otherwise, as may be declared by our Board of Directors out of any funds legally available for the payment of dividends.

     Liquidation and Distribution. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of our common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them.

     Transfer Agent and Registrar. The principal transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

     Dividends. Each share of Series A Convertible Exchangeable Preferred Stock is entitled to receive a mandatory dividend equal to 7% per year of the original issue price of $1,000 per share. This dividend is payable semi-annually on each succeeding six-month anniversary of the first issuance of Series A Convertible Exchangeable Preferred solely by the issuance of additional shares of Series A Convertible Exchangeable Preferred, at a price per share equal to $1,000, and not in cash, compounding to commence six months after the original issuance of Series A Convertible Exchangeable Preferred. Such dividend may include the issuance of fractional shares of Series A Convertible Exchangeable Preferred. In addition, when and if our Board of Directors declares a dividend or distribution payable with respect to our outstanding shares of common stock, the holders of the Series A Convertible Exchangeable Preferred will be entitled to the amount of dividends per share in the same form as such common stock dividends that would be payable on the largest number of whole shares of common stock into which a holder's aggregate shares of Series A Convertible Exchangeable Preferred could then be converted.

     Seniority; Liquidation Preference. We may not issue any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior to or pari passu to the Series A Convertible Exchangeable Preferred, except with the prior approval of the holders of at least a majority of the then-outstanding shares of Series A Convertible Exchangeable Preferred voting separately as a series. In the event of any liquidation, dissolution or winding-up of the affairs of Atrix before any payment of cash or distribution of other property is made to the holders of our common stock or any other class or series of stock subordinate in liquidation preference to the Series A Convertible Exchangeable Preferred, the holders of the Series A Convertible Exchangeable Preferred will be entitled to receive out of the assets of Atrix legally available for distribution to our stockholders, the original issue price per share of $1,000 (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series A Convertible Exchangeable Preferred after issuance) and accrued and unpaid dividends thereon.

     If, upon any liquidation, dissolution or winding up, our assets available for distribution to our stockholders are insufficient to pay the holders of the Series A Convertible Exchangeable Preferred the full amounts to which they are entitled, the holders of the Series A Convertible Exchangeable Preferred will share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full as described in the preceding paragraph. After the distributions described in the preceding sentence have been paid, subject to the rights of other series of preferred stock that may from time to time be issued, our remaining assets available for distribution to our stockholders will be distributed among the holders of our common stock pro rata based on the number of shares of common stock held by each holder.

     Conversion. Each share of Series A Convertible Exchangeable Preferred is convertible, at the option of the holder, at any time after the date that is two years after the issuance thereof and before the date that is six years after the first issuance thereof, into such number of fully paid and non-assessable shares of common stock (or successor securities) as is determined by dividing (x) the sum of the original issue price of such share of Series A Convertible Exchangeable Preferred and any accrued but unpaid dividends thereon by (y) the Series A Conversion Price, which is initially $18.00 and is subject to adjustment as described below.

Notwithstanding the above, in the case of a merger or consolidation of Atrix with or into another entity as a consequence of which Elan International Services, Ltd., or EIS, will own 50% or less of the equity of the survivor of such merger or consolidation than EIS did of Atrix prior thereto or the sale of our common stock in a firm commitment underwritten public offering, then at our option, the outstanding shares of the Series A Convertible Exchangeable Preferred then held by the original holder of the Series A Convertible Exchangeable Preferred or any of its affiliates will, immediately prior to the consummation thereof be converted into the same number of shares of common stock into which such shares are then convertible. No fractional shares of common stock will be issued upon conversion of the Series A Convertible Exchangeable Preferred.

     If the Series A Convertible Exchangeable Preferred is converted into common stock pursuant to the preceding sentence, the common stock delivered upon such conversion will have the benefit of the exchange right identical to that with respect to the Series A Convertible Exchangeable Preferred so converted, as described below. In all other circumstances of conversion, such exchange right will automatically terminate. If EIS's ownership of common stock will exceed 19.9% of the issued and outstanding shares of our common stock on a fully diluted basis upon conversion of the Series A Convertible Exchangeable Preferred, EIS will to the extent of such excess be entitled to receive non-voting securities of Atrix.

     Anti-Dilution Protection. If we issue any additional shares of common stock (excluding shares issued (1) in connection with a stock split or subdivision, (2) upon conversion of our preferred stock, (3) to employees, consultants or directors in accordance with plans approved by our Board of Directors, (4) under our Employee Stock Purchase Plan and (5) upon conversion of our 7% Convertible Subordinated Notes due 2004) without consideration or for a consideration per share less than the fair market value (as defined in our certificate of incorporation) per share on such date, the conversion price in effect immediately prior to each such issuance will be adjusted on a weighted average basis, as further described in our certificate of incorporation. The number of shares into which the Series A Convertible Exchangeable Preferred are convertible at any time will be proportionately adjusted for any stock splits, subdivisions or combinations, stock or certain other dividends or distributions and recapitalizations.

     Exchange Right. At any time prior to the sixth anniversary of the first issuance of the Series A Convertible Exchangeable Preferred, the original purchaser (or any of its affiliates) of the Series A Convertible Exchangeable Preferred may exchange all of the shares of Series A Convertible Exchangeable Preferred but not any accrued and unpaid dividends thereon for 3,612 convertible preferred shares (as adjusted for any combinations or divisions or similar recapitalizations) of Transmucosal Technologies Ltd., a Bermuda exempted limited liability company, held by Atrix convertible into 30.1% of Transmucosal Technologies' common shares on a fully diluted basis (or, if we have converted the Transmucosal Technologies convertible preferred shares pursuant to the terms thereof, the common shares of Transmucosal Technologies issued upon such conversion). If the original purchaser exercises the exchange right during the first two years after the issuance of the Series A Convertible Exchangeable Preferred, the Transmucosal Technologies convertible preferred shares that the original purchaser will receive from us will be shares of non-voting convertible preferred stock of Transmucosal Technologies. Upon exercise of the exchange right, all shares of Series A Convertible Exchangeable Preferred originally purchased from us, excluding accrued and unpaid dividends thereon, will be canceled and will no longer be entitled to any rights in Atrix.

     Mandatory Redemption. On the date that is six years after the date of the first issuance of shares of Series A Convertible Exchangeable Preferred, we will, at our option, either (1) redeem the shares of Series A Convertible Exchangeable Preferred in cash in an amount equal to the then-applicable liquidation preference or (2) redeem the shares of Series A Convertible Exchangeable Preferred in shares of common stock having a then fair market value equal to the liquidation preference.

     Voting Rights; Protective Provisions. Holders of Series A Convertible Exchangeable Preferred will not be entitled to vote together with the holders of the common stock, including with respect to the election of our directors, other than as described in the following sentence. Subject to the rights of any series of preferred stock that may from time to time come into existence, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Convertible Exchangeable Preferred, voting separately as a series, we may not:

     - amend our certificate of incorporation to alter or change the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Convertible Exchangeable Preferred so as to affect adversely such shares,

     - change the rights of the holders of the Series A Convertible Exchangeable Preferred in any other respect, or

     - amend our certificate of incorporation so as to create any additional classes or series of preferred stock with a liquidation preference, dividend or other rights senior to the Series A Convertible Exchangeable Preferred.

     Status of Converted Stock. If any shares of Series A Convertible Exchangeable Preferred are converted or exchanged as described above, the shares so converted or exchanged will be canceled and will not be reissuable by Atrix. Our certificate of incorporation will be appropriately amended to effect the corresponding reduction in our authorized capital stock.

RIGHTS AGREEMENT

     The following summary highlights certain provisions of a Rights Agreement between American Stock Transfer & Trust Company, as rights agent, and us, dated as of September 25, 1998, as amended from time to time, and our certificate of incorporation. Because the terms of these documents are more detailed than the general information provided below, you should carefully consider the actual provisions of these documents.

     Rights. On September 25, 1998 our Board of Directors declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record at the close of business on September 25, 1998, and authorized the issuance of one right with each share of common stock issued (including shares distributed from treasury) by us thereafter and before the Distribution Date defined below. Each right entitles the registered holder to purchase from us one one-hundredth of a share, or a Unit, of Series A Preferred, at a purchase price of $67.50 per Unit, subject to adjustment.

     Initially, the rights attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock, and the "Distribution Date" will occur upon the earlier of (1) ten business days following a public announcement that a person or group of affiliated or associated persons, or an acquiring person, has acquired or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of our common stock, and (2) ten business days (or such later date as may be determined by action of our Board of Directors prior to such time as any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of our common stock.

     Until the Distribution Date, (1) the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (2) common stock certificates issued after September 25, 1998 (also including shares distributed from treasury) will contain a notation incorporating the Rights Agreement by reference, and (3) the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

     The rights are not exercisable until the Distribution Date and will expire at the close of business on September 25, 2008 unless earlier redeemed or exchanged by us as described below. Under certain circumstances the exercisability of the rights may be suspended. In no event, however, will the rights be exercisable prior to the expiration of the period in which the rights may be redeemed.

     As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the rights.

     If a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, shares of common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of Units of Series A Preferred issuable upon exercise of a right prior to any person's becoming an acquiring person. Following the occurrence of any person's becoming an acquiring person, all rights that are, or under certain circumstances specified in the Rights Agreement were, beneficially owned by any acquiring person will be null and void.

     If at any time following the date that any person becomes an acquiring person, (1) we are acquired in a merger or other business combination transaction and we are not the surviving corporation, (2) any person merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of Atrix or any other person or (3) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which have been voided) will have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of Units of Series A Preferred issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred, (2) if holders of the Series A Preferred are granted certain rights or warrants to subscribe for Series A Preferred or convertible securities at less than the current market price of the Series A Preferred, or (3) upon the distribution to the holders of the Series A Preferred of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional shares of Series A Preferred (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred which may be evidenced by depositary receipts). In lieu thereof, an adjustment in cash may be made based on the current market price of a share of Series A Preferred on the day of exercise.

     At any time until ten business days following the public announcement of a person becoming an acquiring person, a majority of our Board of Directors (including, following the date on which there is an acquiring person, the majority of our independent directors) may redeem the rights in whole, but not in part, at a price of $.01 per right (subject to adjustment in certain events) payable, at the election of the majority of our Board of Directors, including a majority of our independent directors, in cash or shares of our common stock. Immediately upon the action of a majority of our Board of Directors (including, following the date on which there is an acquiring person, a majority of our independent directors) ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     At any time after there is an acquiring person, by action of a majority of our Board of Directors, including a majority of our independent directors, we may exchange all or part of the then outstanding and exercisable rights (other than rights that have become null and void) for shares of our common stock pursuant to a one-for-one exchange ratio, as may be adjusted.

     Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Atrix, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to our stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for Units of Series A Preferred or other consideration.

     Any of the provisions of the Rights Agreement may be amended without the approval of the holders of our common stock at any time prior to the Distribution Date, including an amendment to lower certain thresholds described above to not less than the greater of (1) the sum of .001% and the largest percentage of our outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons, and (2) 10%. After the Distribution Date, the provisions of the Rights Agreement may be amended to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust (1) the time period governing redemption shall be made at such time as the rights are not redeemable or (2) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of and/or benefiting the holders of rights. In addition, after a person becomes an acquiring person, no amendment or supplement may be made without the approval of a majority of our Board of Directors, including a majority of our independent directors.

     Series A Preferred. The Units of Series A Preferred that may be acquired upon exercise of the rights will be non-redeemable and are subordinate to our shares of Series A Convertible Exchangeable Preferred and any other shares of preferred stock that may be issued by us in the future.

     Each Unit of Series A Preferred will have a minimum preferential quarterly dividend of $.01 per Unit or any higher per share dividend declared on our common stock. In the event of liquidation, the holder of a Unit of Series A Preferred will receive a preferred liquidation payment equal to the greater of $.01 per Unit and the per share amount paid in respect of a share of our common stock.

     Each Unit of Series A Preferred will have one vote, voting together with our common stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each Unit of Series A Preferred will be entitled to receive the per share amount paid in respect of each share of our common stock.

     The rights of holders of the Series A Preferred with respect to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     Because of the nature of the Series A Preferred's dividend, liquidation and voting rights, the economic value of one Unit of Series A Preferred that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

     Potential Anti-Takeover Effect. The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors unless the offer is conditioned on that person or group acquiring a substantial number of rights. The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with our Board of Directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities or seeking to obtain control of us, even when some of our stockholders may find the transaction attractive. To the extent that any potential acquirors are deterred by the rights, the rights may have the effect of keeping our existing management in office.

PREEMPTIVE RIGHTS

     No holder of any shares of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

PROVISIONS WHICH MAY DELAY A CHANGE OF CONTROL OF ATRIX

     Our certificate of incorporation contains certain provisions that may delay or discourage a change of control of Atrix, including provisions:

     - establishing a classified board of directors,

     - permitting cumulative voting in certain circumstances,

     - allowing our Board of Directors to issue and determine the rights, powers and preferences of preferred stock without any vote or further action by our stockholders,

     - establishing a process to enlarge and fill vacancies on our Board of Directors, and

     - deterring certain self-dealing transactions.

     Certain of these provisions are designed to increase the likelihood that our Board of Directors, if presented with a proposal for a business combination or other major transaction from a third party that has acquired a block of our stock, will have sufficient time to review the proposal and possible alternatives to the proposal and to act in what it believes to be in the best interests of our stockholders. These provisions may discourage certain types of non-negotiated transactions which would result in a change of control of us and are expected to encourage persons seeking to acquire control of us to consult first with our Board of Directors to negotiate the terms of any proposed business combination or offer.

                              PLAN OF DISTRIBUTION

     We may offer and sell shares of our common stock described in this prospectus directly to purchasers or to or through underwriters, dealers or designated agents. We will name any underwriter or agent involved in the offer and sale of the shares of common stock in the applicable supplement to this prospectus. We may sell the common stock from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed,

     - at market prices prevailing at the time of sale,

     - at prices related to prevailing market prices, or

     - at negotiated prices.

     We also may authorize underwriters acting as our agents to offer and sell the securities upon terms and conditions that will be described in the applicable prospectus supplement.

     If we use underwriters to assist us in the offer and sale of our common stock, the underwriters may act as our agents, and we may pay the underwriters in the form of discounts, concessions or commissions. These underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any persons whom we use to assist us in the offer and sale of our common stock may be deemed to be underwriters, and any discounts or commissions that they receive from us or from their resale of the common stock may be deemed to be underwriting discounts and commissions under the securities laws.

     Each time we use this prospectus to sell shares of our common stock, we will also provide a prospectus supplement that contains the specific terms about those shares and about the offering. We will identify in the applicable prospectus supplement any underwriter or agent that we use, as well as any compensation that these underwriters or agents will receive from us or otherwise. The prospectus supplement will also include information regarding the terms or our relationship with any underwriters or agents, their obligations with respect to that offering, and information regarding the proceeds that we will receive and our expected use of those proceeds.

     We may grant to underwriters that we use options to purchase additional shares of common stock to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the applicable prospectus supplement.

     If we use dealers to assist us in the offer and sale of the shares of our common stock, we will likely sell the securities to those dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by the dealers at the time of resale. We will include the names of the dealers and the terms of any transactions involving the dealers in the applicable prospectus supplement.

     We may authorize agents or underwriters to solicit offers by some types of institutions to purchase shares of our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be described in the applicable prospectus supplement.

     We may enter into agreements with underwriters, dealers and agents who agree to assist us in the offer and sale of shares of our common stock. Under these agreements, we may agree to indemnify the underwriters and their controlling persons, dealers and agents against certain liabilities, including liabilities under the securities laws. We may also agree to contribution relating to any payments that the underwriters and their controlling persons, dealers or agents may be required to make under the securities or other laws. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Certain persons participating in an offering of our common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of a penalty bid, in connection with the offering.

     Any underwriters, dealers or agents that assist us in the offer and sale of our common stock may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP. As of the date of this prospectus, Morrison & Foerster LLP held options to acquire 5,000 shares of our common stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of Atrix Laboratories, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Transmucosal Technologies Ltd. incorporated in this prospectus by reference from our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by KPMG, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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

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                                 565,000 SHARES

                        [ATRIX LABORATORIES, INC. LOGO]

                            ATRIX LABORATORIES, INC.

                                  COMMON STOCK

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                                DECEMBER 7, 2001
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC

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